EXHIBIT 107.1
Calculation of Filing Fee Table

FORM S-8
Registration Statement Under the Securities Act of 1933
(Form Type)

Sila Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Other	1,058,527	$29.92	$31,671,128	0.00014760	$4,675
Total Offering Amounts					$31,671,128		$4,675
Total Fee Offsets(3)							$0
Net Fee Due							$4,675

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may become issuable under the Carter Validus Mission Critical REIT II, Inc. Amended and Restated 2014 Restricted Share Plan as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. Pursuant to Rule 457(h), the registration fee is based on the Registrant's most recent estimated per share net asset value of each of its shares of Class A Common Stock of $29.92, as approved by the Registrant's Board of Directors on December 18, 2023 and adjusted for the reverse stock split effected for all issued and outstanding shares of common stock of the Registrant effective May 1, 2024. The Registrant's shares of Class A Common Stock are not listed on a national exchange, and there is not otherwise an established public trading market for the Registrant's shares.
(3)    The Registrant does not have any fee offsets.